Putnam Equity Income Fund
May 31, 2009 Semiannual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1	Class A	22,621
      Class B	1,558
      Class C   455

72DD2	Class M	268
          Class R   98
          Class Y   3,439

73A1		Class A	0.137
      Class B	0.096
      Class C   0.097

73A2		Class M	0.111
          Class R   0.126
          Class Y   0.151

74U1 	Class A	175,239
      Class B	16,599
      Class C   5,337

74U2 	Class M	2,643
          Class R   901
          Class Y   23,249

74V1		Class A	11.30
      Class B	11.19
      Class C   11.23

74V2		Class M	11.20
          Class R   11.25
          Class Y   11.31

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.